Exhibit 10.5

SEVERANCE BENEFITS AGREEMENT
This Severance Benefits Agreement (this “Agreement”) by and between [NAME] (“Executive”), Leap Wireless International, Inc., a Delaware corporation (“Leap”), and Cricket Communications, Inc., a Delaware corporation (“Cricket”) (individually, a “Party” and collectively, the “Parties”) is made and entered into effective as of January 1, 2014 (the “Effective Date”). Leap and Cricket are hereinafter collectively referred to as the “Companies.”
WHEREAS, Executive is a Senior Vice President of Cricket and is presently employed by Cricket;
WHEREAS, the Parties previously entered into a Severance Benefits Agreement, dated as of [DATE] (the “Prior Severance Benefits Agreement”), the term of which automatically extended each December 31st for one additional year unless, not later than the immediately preceding January 1st, Leap or Cricket shall have given notice that the term of the agreement shall not be further extended;
WHEREAS, the Companies notified Executive that they intended to enter into this Agreement with Executive, which (i) provides for increased benefits to be paid to Executive in the event of the “Involuntary Termination” of Executive occurring during the period beginning ninety (90) days prior to and ending one (1) year following a “Change in Control” (as defined in Leap's 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan) (such increased benefits, the “Change-in-Control Benefits”); and (ii) reflects a revised definition of “Cause”; and
WHEREAS, in connection with the Companies' plans to enter into this Agreement with Executive, Executive was notified that the term of the Prior Severance Benefits Agreement would not extend past December 31, 2013.
WHEREAS, the Parties previously entered into an amendment to amend and restate Attachment A of the Prior Severance Benefits Agreement to immediately provide Executive with the additional Change-in-Control Benefits.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each Party hereto, the Parties hereby agree as follows:
1.Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2014; provided, however, that commencing on December 31, 2014 and on each December 31 thereafter, the term of this Agreement shall be automatically extended for one additional year unless, not later than the immediately preceding January 1, Leap or Cricket shall have given notice to Executive that the term of this Agreement shall not be further extended.

2.Severance Benefits.
a.Severance Benefits. In the event of the Involuntary Termination (as defined below) of Executive during the term of this Agreement, Executive shall be entitled to the following:
(i)    Cricket shall pay promptly to Executive, following the date of the Involuntary Termination, Executive's accrued, unpaid base salary through the date of the Involuntary Termination, and Leap and Cricket, as applicable, shall pay all other amounts to which Executive is then entitled under any compensation or benefit plan of Leap and Cricket in accordance with the terms and conditions of such plans.
(ii)    Cricket shall pay to Executive, following the date of the Involuntary Termination and in accordance with Section 2(h), a lump sum severance benefit in cash (the “Severance Payment”) in the amount set forth on Attachment A hereto.
(iii)    To the extent Executive elects continuation health care coverage for Executive and his or her eligible dependents under Section 4980B(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”), Executive shall not be required to pay premiums for such COBRA Coverage for the time period set forth on Attachment A hereto, commencing on the date of Involuntary Termination (or, if earlier, until Executive is eligible for comparable coverage with a subsequent employer).
b.Cause. For purposes of this Section 2, “Cause” shall mean any one or more of the following occurrences:
(i)Executive's material breach of any provision of the Employee Confidentiality and Invention Assignment Agreement or any other agreement between Executive and Cricket (or any parent or subsidiary of Cricket or any successor thereof), after a written notice from Cricket is delivered to Executive describing Executive's breach and Executive is afforded a period of at least thirty (30) days to correct the breach and fails to do so within such period;
(ii)Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for (a) any felony, or (b) other illegal conduct (other than minor traffic violations) that is likely to inflict or has inflicted material injury on the business of Cricket (or any parent or subsidiary of Cricket or any successor thereof);
(iii)Executive's commission of an act of fraud, embezzlement or dishonesty, whether prior to or subsequent to the date hereof upon Cricket (or any parent or subsidiary of Cricket or any successor thereof);
(iv)Executive's willful neglect of or willful failure to substantially perform (A) Executive's duties with Cricket (or any parent or subsidiary of Cricket or any successor thereof) or (B) the lawful and reasonable directions of the Board of Directors of Cricket (or any parent or subsidiary of Cricket or any successor thereof which employs Executive or for which Executive serves as an officer) or of the individual to whom Executive reports (other than any such neglect or failure occurring after Executive's issuance of a Notice of Termination for Good Reason), after a written notice from Cricket is delivered to Executive describing Executive's neglect or failure to perform and Executive is afforded a period of at least thirty (30) days to correct the neglect or failure to perform and fails to do so within such period;
(v)Executive's gross misconduct affecting or material violation of any duty of loyalty to Cricket (or any parent or subsidiary of Cricket or any successor thereof): or
(vi)Executive's material failure to adequately perform to the expectations of his or her role with Cricket (or any parent or subsidiary of Cricket or any successor thereto), with such determination to be made by Leap's Chief Executive Officer in his or her discretion, after a written notice is delivered to Executive describing Executive's failure to adequately perform and Executive is afforded a period of at least thirty (30) days to correct the neglect or failure to perform and fails to do so within such period; provided, however, that the foregoing occurrence shall not constitute “Cause” (i) during the one-year period immediately following the appointment of a new Chief Executive Officer of Leap or (ii) following the entry into an agreement that would result in a “Change in Control” (which for all purposes of this Agreement shall be as defined in the 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan of Leap Wireless International, Inc.)
c.Good Reason. For purposes of this Section 2, “Good Reason” shall mean, without Executive's express written consent, the occurrence of any of the following circumstances:
(i)     a material diminution in Executive's authority, duties or responsibilities with Cricket (or any parent or subsidiary of Cricket or any successor thereof), including, without limitation, the continuous assignment to Executive of any duties materially inconsistent with Executive's position with Cricket (or any parent or subsidiary of Cricket or any successor thereof), or a material negative change in the nature or status of Executive's responsibilities or the conditions of Executive's employment with Cricket (or any parent or subsidiary of Cricket or any successor thereof);
(ii)     a material diminution in Executive's annualized cash and benefits compensation opportunity, which shall include Executive's base compensation, Executive's annual target bonus opportunity and Executive's aggregate employee benefits, as in effect on the Effective Date as the same may be increased from time to time thereafter;
(iii)     a material change in the geographic location at which Executive must perform his or her duties (and Cricket and Executive agree that any involuntary relocation of Cricket's offices (or the offices of any parent or subsidiary of Cricket or any successor thereof) at which Executive is principally employed to a location more than sixty (60) miles from such location would constitute a material change); or
(iv)     any other action or inaction that constitutes a material breach by Cricket (or any parent or subsidiary of Cricket or any successor thereof) of its obligations to Executive under this Agreement.
Executive's right to terminate employment with Cricket (or any parent or subsidiary of Cricket or any successor thereof) pursuant to this Section 2(c) shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment with Cricket (or any parent or subsidiary of Cricket or any successor thereof) shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
Executive must provide written notice to Cricket of the occurrence of any of the foregoing events or conditions without Executive's written consent within ninety (90) days of the initial occurrence of such event or condition. Cricket (or any parent or subsidiary of Cricket or any successor thereof) shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event or condition from Executive.
d.    Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” shall mean (a) Executive's Separation from Service by reason of a termination of employment by Cricket other than for Cause, or (b) Executive's Separation from Service by reason of resignation of employment with Cricket for Good Reason. Executive's Separation from Service by reason of resignation from employment with Cricket for Good Reason shall be treated as involuntary. Executive's Separation from Service by reason of resignation from employment with Cricket for Good Reason shall be an “Involuntary Termination” only if such Separation from Service occurs within one (1) year following the initial existence of the event or condition constituting Good Reason. Executive's Separation from Service by reason of Executive's death or disability shall not constitute an Involuntary Termination.
e.    Separation from Service. For purposes of this Agreement, “Separation from Service,” with respect to Executive means Executive's “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).
f.    Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of Executive's Separation from Service.
g.    General Release. In consideration of, and as a condition to receiving, the severance benefits to be provided to Executive under Sections 2(a)(ii) and (iii), Executive shall execute and deliver to the Companies the “General Release” set forth on Attachment B hereto on or after the date of the Involuntary Termination and not later than twenty-one (21) days after the date of the Involuntary Termination (or, in the event that the Involuntary Termination of Executive is in connection with an exit incentive or other employment termination program offered to a group or class of employees, not later than forty-five (45) days after the date of the Involuntary Termination (or, if later, the date Executive is provided with the information required in accordance with Section 3(f) of the General Release)). In the event that Executive fails to execute and deliver to the Companies the General Release in accordance with this Section 2(g) within fifty-five (55) days following the Date of Termination, or Executive revokes the General Release in accordance with the terms thereof, Executive shall not receive the severance benefits set forth in Sections 2(a)(ii) and (iii).
h.    Timing of Severance Payment. Subject to Section 3(b), the Severance Payment provided for in Section 2(a)(ii) shall be made not later than the tenth (10th) day following the date on which the General Release by Executive becomes irrevocable.
3.Code Section 409A.
a.Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code and, accordingly, the Severance Payment payable under Section 2(a)(ii) shall be paid not later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following Executive's first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third (3rd) month following first taxable year of the Companies in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder.
b.    Delayed Distribution under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if Executive is a Specified Employee on the date of Executive's Involuntary Termination, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive's Separation from Service or (b) the date of Executive's death. Upon the expiration of the applicable six (6) month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 3(b) shall be paid in a lump sum payment to Executive. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
c.    Definition of Service Provider. For purposes of this Agreement, “Service Provider” means Executive or any other “service provider,” as defined in Treasury Regulation Section 1.409A-1(f).
d.    Definition of Service Recipient. For purposes of this Agreement, “Service Recipient,” with respect to Executive, means Cricket and all persons considered part of the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), as determined from time to time. As provided in Treasury Regulation Section 1.409A-1(g), the “Service Recipient” shall mean the person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) or 414(c) of the Code.

e.    Definition of Specified Employee. For purposes of this Agreement, “Specified Employee” means a Service Provider who, as of the date of the Service Provider's “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise. For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year. If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire twelve (12) month period beginning on the Specified Employee Effective Date. For purposes of this definition, a Service Provider's compensation for a Testing Year shall mean such Service Provider's compensation, as determined under Treasury Regulation Section 1.415(c)-2(d)(4), from the Service Recipient for such Testing Year. The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).
f.    Definition of Specified Employee Effective Date. For purposes of this Agreement, “Specified Employee Effective Date” means the first day of the fourth (4th) month following the Specified Employee Identification Date. The Specified Employee Effective Date may be changed by Cricket, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(4).
g.    Definition of Specified Employee Identification Date. For purposes of this Agreement, “Specified Employee Identification Date,” for purposes of Treasury Regulation Section 1.409A-1(i)(3), means December 31. The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers. The “Specified Employee Identification Date” may be changed by Cricket, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(3).
h.    Definition of Testing Year. For purposes of this Agreement, “Testing Year” means the twelve (12) month period ending on the Specified Employee Identification Date, as determined from time to time.
4.Successors; Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon the Companies and their respective successors and assigns, including any purchaser of all or substantially all of their respective assets, and shall be binding upon Executive's assigns, executors, administrators, beneficiaries, or their legal representatives. The Companies will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Companies expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Companies of their obligations hereunder. The Companies' failure to do so shall be considered a material breach of this Agreement. As used in this Agreement, the “Companies” shall mean the Companies as hereinbefore defined and any successor to its business and/or assets as aforesaid.

5.Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last known mailing address of the respective Party, provided that all notices to Cricket shall be directed to the attention of the Board of Directors of Cricket with a copy to the Secretary of Cricket, and all notices to Leap shall be directed to the attention of the Board of Directors of Leap with a copy to the Secretary of Leap, or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
6.Confidentiality and Non-Solicitation Covenants. In consideration of the provisions of Section 2 of this Agreement, and in order to protect the goodwill of the Companies, Executive hereby agrees to the following covenants.
a.Confidentiality. During Executive's employment with Cricket and for the period of three (3) years the Date of Termination, Executive shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of Executive's employment with Cricket, all Confidential Information in Executive's possession that is in writing or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to Cricket and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to Cricket copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Companies or any of their respective affiliates by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to Executive or known by Executive as a consequence of or through Executive's relationship with Cricket, about the customers, employees, business methods, technical operations, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Companies and their respective affiliates.
b.Non-Solicitation. During Executive's employment with Cricket and for the period commencing on the Date of Termination and terminating on the third (3rd) anniversary thereof, Executive shall not, either on Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Companies or any of their respective affiliates, any of their officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Companies or any of their respective affiliates; provided, however, that a general advertisement to which an employee of the Companies or any of their respective affiliates, responds shall in no event be deemed to result in a breach of this Section 6(b).
c.Breach of Covenants. In the event that Executive breaches any of the provisions of this Section 6, or threatens to do so, in addition to and without limiting or waiving any other remedies available to the Companies in law or in equity, the Companies shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce this Section 6. Executive acknowledges that it is impossible to measure in money the damages that the Companies will sustain in the event that Executive breaches or threatens to breach this Section 6 and, in the event that the Companies institute any action or proceeding to enforce this Section 6 seeking injunctive relief, Executive hereby waives and agrees not to assert or use as a defense a claim or defense that the Companies have an adequate remedy at law. Also, in addition to any other remedies available to the Companies in law or in equity, in the event that Executive breaches the provisions of this Section 6 in any material respect, Executive shall forfeit Executive's right to further benefits under Section 2 and Executive shall be obligated to repay to Cricket the benefits that Executive has received under Section 2. If a court or arbitrator shall hold that the duration, scope or area restriction or other provision of this Section 6 is unreasonable under the circumstances now or then existing, the Parties hereto agree that the maximum duration, scope or area restriction reasonable under the circumstances shall be substituted for the stated duration, scope or area restriction.
7.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of Cricket and Leap as may be specifically designated thereby. No waiver by any Party hereto at any time of any breach by any other Party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party which are not expressly set forth in this Agreement. Executive acknowledges that Executive has consulted with counsel (or has had a reasonable opportunity to consult with counsel) and is fully aware of Executive's rights and obligations under this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of any federal, state or local law shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The Section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement. This Agreement supersedes the Prior Agreement in its entirety, effective as of the date hereof, and the Prior Agreement shall have no further force and effect.
8.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
9.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
10.Venue. Except as set forth in Section 11, the parties expressly agree that the only proper venue for any action, lawsuit or administrative proceeding to interpret or enforce this Agreement, relating to this Agreement and/or arising out of a breach of this Agreement shall be in the City and County of San Diego, California and the parties, on behalf of themselves and their officers, directors, principals, managing agents, insurers, attorneys and personal representatives irrevocably submit to the personal jurisdiction of such state or federal court or forum in respect of any such action, lawsuit or proceeding for purposes of service of process, discovery proceedings and trial. The parties waive any objection that they may now have or hereafter have to venue in a court or forum in the City and County of San Diego.
11.Agreement to Arbitrate. Except as set forth in Section 6(c), any dispute, claim or controversy based on, arising out of or relating to Executive's employment or this Agreement shall be settled by final and binding arbitration in San Diego County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided that Cricket shall pay to Executive all reasonable arbitration expenses and legal fees incurred by Executive if Executive prevails in enforcing or obtaining his or her rights or benefits provided by this Agreement. Such payments shall be made within five (5) days after Executive's request for payment accompanied with evidence of fees and expenses incurred as Cricket may reasonably request. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA's administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Companies. Except as set forth in Section 6(c), this Section 11 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive's employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties' right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party's right to compel arbitration. Both Executive and the Companies expressly waive their right to a jury trial.
12.At-Will Employment. Nothing in the foregoing diminishes or alters Cricket's policy of at-will employment for all employees, where both Cricket and Executive may terminate the employment relationship at any time and for any reason, with or without cause or notice.
13.Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

IN WITNESS WHEREOF, the Parties have signed their names as of the day and year first above written.
LEAP WIRELESS INTERNATIONAL, INC.

By:
Name:
Title:

CRICKET COMMUNICATIONS, INC.

By:
Name:
Title:

EXECUTIVE
By:

Name:

ATTACHMENT A

Timing and Circumstances of Involuntary Termination pursuant to Section 2(a) of Agreement	Involuntary Termination occurring other than during the period beginning ninety (90) days prior to and ending one (1) year following a Change in Control	Involuntary Termination occurring during the period beginning ninety (90) days prior to and ending one (1) year following a Change in Control
Amount of Lump Sum Severance Benefit in Cash pursuant to Section 2(a)(ii) of Agreement	Sum of (i) Executive's annual base salary plus (ii) Executive's target annual bonus	Product of 1.5 times and the sum of (i) Executive's annual base salary plus (ii) Executive's target annual bonus
Time Period for COBRA Coverage pursuant to Section 2(a)(iii) of Agreement	One (1) year	Eighteen (18) months

ATTACHMENT B

GENERAL RELEASE
1.General Release of Claims. In consideration of the benefits under Section 2 of the Severance Benefits Agreement (the “Agreement”), effective as of January 1, 2014, by and among Leap Wireless International, Inc. (“Leap”), Cricket Communications, Inc. (“Cricket”) (collectively, the “Companies”) and _____________ (“Executive”), Executive does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Companies and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the “Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Executive's employment with the Companies, or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, “Claims”). This General Release shall not, however, constitute a waiver of Executive's rights (i) to receive any benefits to which he or she is entitled under the Agreement, (ii) to exercise any outstanding stock option granted to Executive pursuant to the terms of the applicable agreement, (iii) to indemnification under the Company's certificate of incorporation, bylaws or general corporate law or as an insured under any directors and officers liability insurance policy or (iv) to pursue claims for or under any unemployment compensation, state disability insurance benefits pursuant to the terms of applicable state law or worker's compensation insurance policy or fund of the Company.
2.    Release of Unknown Claims. In addition, Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:
A General Release does not extend to claims which a creditor does not know or suspect to exist in HIS OR HER favor at the time of executing the Release, which if known by him OR HER must have materially affected his OR HER settlement with the debtor.
3.    Older Worker's Benefit Protection Act. Executive agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:
a.That the Agreement and this General Release are written in a manner calculated to be understood by Executive.
b.The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.
c.The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

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d.Executive is advised to consult an attorney before signing this General Release.
e.Executive is afforded twenty-one (21) days (or, in the event that the Involuntary Termination of Executive is in connection with an exit incentive or other employment termination program, forty-five (45) days) after Executive is provided with this General Release to decide whether or not to sign this General Release. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney.
f.    In the event that the Involuntary Termination of Executive's employment is in connection with an exit incentive or other employment termination program, Executive is provided with written information, calculated to be understood by the average individual eligible to participate, as to:
(i)    any class, unit, or group of individuals covered by such program, any eligibility factors for such program, and any time limits applicable to such programs; and
(ii)    the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or not selected for the program.
g.    Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in Section 2 of the Agreement.
h.    If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his or her intent to revoke this General Release to Cricket's President on or before the seventh (7th) day after the date hereof.
4.    No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.
5.    No Suits or Actions. Executive agrees that if he or she hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he or she will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

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6.    No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.
EXECUTIVE

_____________________________________

Date:_________________________________

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